Bylaws
of
Ball Corporation
(As of April 30, 2025)

Article 1
Capital Stock
Section A.Classes of Stock. The capital stock of the corporation shall consist of shares of such kinds and classes, with such designations and such relative rights, preferences, qualifications, limitations and restrictions, including voting rights, and for such consideration as shall be stated in or determined in accordance with the Amended Articles of Incorporation and any amendment or amendments thereof, or the Indiana Business Corporation Law. Consistent with the Indiana Business Corporation Law, capital stock of the corporation owned by the corporation may be referred to and accounted for as treasury stock.
Section B.Certificates for Shares. All share certificates shall be consecutively numbered as issued and shall be signed by the chairman and the corporate secretary.
Section C.Transfer of Shares. The shares of the capital stock of the corporation shall be transferred only on the books of the corporation by the holder thereof, or by his attorney, upon the surrender and cancellation of the stock certificate, whereupon a new certificate shall be issued to the transferee. The transfer and assignment of such shares of stock shall be subject to the laws of the State of Indiana. The board of directors shall have the right to appoint and employ one or more stock registrars and/or transfer agents in the State of Indiana or in any other state.
Section D.Control Share Acquisition Statute Inapplicable. Chapter 42 of the Indiana Business Corporation Law (IC 23-1-42) shall not apply to control share acquisitions of shares of the corporation.
Article 2
Shareholders
Section A.Annual Meetings. The regular annual meeting of the shareholders of the corporation shall be held on the fourth (4th) Wednesday after the first (1st) Wednesday in April of each year, or on such other date within a reasonable interval after the close of the corporation’s last fiscal year as may be designated from time to time by the board of directors, for the election of directors of the corporation, and for the transaction of such other business as is authorized or required to be transacted by the shareholders.
Section B.Special Meetings. Special meetings of the shareholders may be called by the chairman of the board or by the board of directors or as otherwise may be required by law.
Section C.Time and Place of Meetings. All meetings of the shareholders shall be held at the principal office of the corporation or at such other place within or without the State of Indiana and at such time as may be designated from time to time by the board of directors.

Section D.Notice of Shareholder Nominations of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the Amended Articles of Incorporation of the corporation with respect to the right of holders of preferred stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the board of directors may be made at any annual meeting of shareholders (a) by or at the direction of the board of directors (or any duly authorized committee thereof) or (b) by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section D and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section D.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director and as to the shareholder giving the notice and any Shareholder Associated Person (as defined below) (i) the name, age, business address, residence address and record address of such person, (ii) the principal occupation or employment of such person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such person, (iv) any information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (v) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (vi) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the corporation, (vii) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director on the date of such shareholder’s notice, (viii) a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the shareholder and any relationship between or among the shareholder giving notice and any Shareholder Associated Person, on the one hand, and each proposed nominee, on the other hand, (ix) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (x) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by the shareholder or any Shareholder Associated Person, and (xi) a representation that the shareholder intends to solicit proxies in support of director nominees other than the corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act. Any information required by this paragraph shall be supplemented by the shareholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director for a full term if elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Additionally, without limiting the other provisions and requirements of this Section D, unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the corporation shall disregard any proxies or votes solicited for such shareholder’s nominees. Upon request by the corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such shareholder shall deliver to the corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section D (including the provision of the information required pursuant to the immediately preceding paragraph). If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Notwithstanding anything in the third paragraph of this Section D to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public disclosure by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public disclosure is first made by the corporation.

Section E.Notice of Shareholder Proposals of Business. No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section E and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section E.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and as to the shareholder giving the notice and any Shareholder Associated Person, (i) the name and record address of such person, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such person, (iii) the nominee holder for, and number of, shares owned beneficially but not of record by such person, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of stock of the corporation, (v) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the proposal of business on the date of such shareholder’s notice, (vi) a description of all arrangements or understandings between or among such persons in connection with the proposal of such business by such shareholder and any material interest in such business and (vii) a representation that the shareholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Any information required pursuant to this paragraph shall be supplemented by the shareholder giving the notice not later than ten (10) days after the record date for the meeting as of the record date.

No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section E (including the provision of the information required pursuant to the immediately preceding paragraph); provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section E shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section F.Definitions.

For purposes of Article Two of these Bylaws:

“Public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

“Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert, directly or indirectly, with such shareholder and (ii) any person controlling, controlled by or under common control with such shareholder or any Shareholder Associated Person.

Section G.Proxies.

Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which color shall be reserved for the exclusive use for solicitation by the board of directors of the corporation.

Article 3
Directors
Section A.Number and Terms of Office. The business of the Corporation shall be controlled and managed in accordance with the Indiana Business Corporation Law by a board of directors comprised of not less than nine (9) nor more than fifteen (15) members, the exact number of members to be determined from time to time by the Board of Directors. The corporation elects not to be governed by IND. CODE §23-1-33-6(c).
Section B.Eligibility. No person shall be eligible for election or reelection as a director after having attained the age of seventy-five prior to or on the day of election or reelection. A director who attains the age of seventy-five during his or her term of office shall be eligible to serve only until the annual meeting of shareholders of the corporation next following such director’s seventy-fifth birthday, or until his or her successor is elected and qualified.
Section C.Director Resignation Policy.

In an uncontested election of directors of the corporation, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within ten (10) days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating/Corporate Governance Committee (the “Committee”). As used in this Section C, an “uncontested election of directors of the corporation” is an election in which the only nominees are persons nominated by the board of directors of the corporation.

The Committee will consider such tendered resignation and, within sixty (60) days following the certification of the shareholder vote, will make a recommendation to the board of directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the board, the Committee will consider all factors deemed relevant by the members of the Committee.

The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.

The board of directors of the corporation will take formal action on the Committee’s recommendation no later than ninety-five (95) days following the certification of the shareholder vote. In considering the Committee’s recommendation, the board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the board deems relevant.

Following the board’s decision on the Committee’s recommendation, the corporation, within four (4) business days after such decision is made, will publicly disclose, in a Current Report on Form 8-K filed with the Securities and Exchange Commission, the board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the board’s reason or reasons for its decision.

No director who, in accordance with this Section C, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent directors then serving on the board of directors who received a greater number of votes “for” their election than votes “withheld” from their election, and the directors, if any, who were not standing for election, will appoint an ad hoc board committee from among themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Section C. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire board of directors (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

This director resignation policy set forth in this Section C, as it may from time to time be amended, will be summarized or included in the corporation’s proxy statement for each meeting of shareholders (annual or special) at which directors are to be elected.

Section D.Regular Meetings. The regular annual meeting of the board of directors shall be held immediately after the adjournment of each annual meeting of the shareholders. Regular quarterly meetings of the board of directors shall be held on the fourth (4th) Wednesday after the first (1st) Wednesday of January, July, and October of each year, or on such other date as may be designated from time to time by the board of directors.
Section E.Special Meetings. Special meetings of the board of directors may be called at any time by the chairman of the board or by the board, by giving to each director an oral or written notice setting the time, place and purpose of holding such meetings.
Section F.Time and Place of Meetings. All meetings of the board of directors shall be held at the principal office of the corporation, or at such other place within or without the State of Indiana and at such time as may be designated from time to time by the board of directors.
Section G.Notices. Any notice, of meetings or otherwise, which is given or is required to be given to any director may be in the form of oral notice.
Section H.Committees. The board of directors is expressly authorized to create committees and appoint members of the board of directors to serve on them, as follows:
(1)Temporary and standing committees, including an executive committee, and the respective chairmen thereof, may be appointed by the board of directors, from time to time. The board of directors may invest such committees with such powers and limit the authority of such committees as it may see fit, subject to conditions as it may prescribe. The executive committee shall consist of three or more members of the board. All other committees shall consist of one or more members of the board. All committees so appointed shall keep regular minutes of the transactions of their meetings, shall cause them to be recorded in books kept for that purpose in the office of the corporation, and shall report the same to the board of directors at its next meeting. Within its area of responsibility, each committee shall have and exercise all of the authority of the board of directors, except as limited by the board of directors or by law, and shall have the power to authorize the execution of an affixation of the seal of the corporation to all papers or documents which may require it.
(2)Neither the designation of any of the foregoing committees or the delegation thereto of authority shall operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.
Section I.Loans to Directors. Except as consistent with the Indiana Business Corporation Law, the corporation shall not lend money to or guarantee the obligation of any director of the corporation.

Article 4
Officers
Section A.Election and Term of Office. The officers of the corporation shall be elected by the board of directors at the regular annual meeting of the board, unless the board shall otherwise determine, and shall consist of a chairman of the board of directors, if so designated as an officer by the board, a chief executive officer, a president, one or more vice presidents (any one or more of whom may be designated “corporate,” “group,” or other functionally described vice president), a corporate secretary, a treasurer, a controller, and may include a vice-chairman of the board of directors. The board of directors may, from time to time, designate a chief operating officer and a chief financial officer from among the officers of the corporation. At any one time a person may hold more than one office of the corporation. Only the chairman and any vice-chairman of the board must be a director of the corporation. Each officer shall continue in office until his successor shall have been duly elected and qualified or until removed with or without cause by the board of directors. Vacancies in any of such offices may be filled for the unexpired portion of the term by the board of directors.
Section B.Chairman of the Board. The chairman of the board shall preside at all meetings of the board of directors and of the shareholders. He shall confer from time to time with members of the board and the officers of the corporation and shall perform such other duties as may be assigned to him by the board. Except where by law the signature of another officer is required, the chairman of the board shall possess the power to sign all certificates, deeds, mortgages, bonds, contracts and other instruments of the corporation which may be authorized by the board of directors. During the absence or inability to act of the chief executive officer, the chairman of the board shall act as the chief executive officer of the corporation and shall exercise all the powers and discharge all the duties of the chief executive officer.
Section C.Vice-Chairman of the Board. The vice-chairman of the board, if elected, shall, in the absence of the chairman of the board, preside at all meetings of the board of directors and of the shareholders. He shall have and exercise the powers and duties of the chairman of the board in the event of the chairman’s absence or inability to act or during a vacancy in the office of chairman of the board. He shall possess the same power as the chairman to sign all certificates, contracts, and other instruments of the corporation which may be authorized by the board of directors. He shall also have such other duties and responsibilities as shall be assigned to him by the board of directors or the chairman.
Section D.The Chief Executive Officer. The chief executive officer shall have general charge, supervision and management of the business, affairs and operations of the corporation in all respects, subject to such directions as the board of directors may from time to time provide. The chief executive officer shall be the senior executive officer of the corporation, shall perform such other duties as are customarily incident to such office and shall have full power and authority to see that all directions and resolutions of the board of directors are carried out and, without limitation, the power and authority to determine and direct:
(a)The management, supervision and coordination of all business divisions and functional areas;

(b)The implementation of strategic objectives, the setting of operating priorities and the allocation of human and material resources;
(c)The management, supervision and coordination of all other executive officers and all business division heads; and
(d)The briefing of the directors at meetings of the board of directors concerning the corporation’s business, affairs and operations.

The chief executive officer shall have the power to sign and execute all certificates, deeds, mortgages, bonds, contracts, and other instruments of the corporation as authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly designated by the board of directors or by these bylaws to some other officer or agent of the corporation.

Section E.The President. The president shall perform such duties as the board of directors or the chief executive officer shall from time to time specify and other duties incident to the office of president and as are required of him by these bylaws. The president shall have the power to sign and execute all certificates, deeds, mortgages, bonds, contracts and other instruments of the corporation as authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly designated by the board of directors or by these bylaws to some other officer or agent of the corporation.
Section F.The Vice Presidents. The vice presidents shall possess the same power as the president to sign all certificates, contracts, and other instruments of the corporation which may be authorized by the board of directors, except where by law the signature of the president is required. All vice presidents shall perform such duties as may from time to time be assigned to them by the board of directors, the chairman of the board, and the president. In the event of the absence or disability of the president, and at the request of the chairman of the board, or in his absence or disability, at the request of the vice-chairman of the board, or in his absence or disability at the request of the board of directors, the vice presidents in the order designated by the chairman of the board, or in his absence or disability by the vice-chairman of the board, or in his absence or disability by the board of directors, shall perform all of the duties of the president, and when so acting they shall have all of the powers of and be subject to the restrictions upon the president and shall act as a member of, or as a chairman of, any standing or special committee of which the president is a member or chairman by designation or ex officio.
Section G.The Corporate Secretary. The corporate secretary of the corporation shall:
(1)Keep the minutes of the meetings of the shareholders and the board of directors in books provided for that purpose.
(2)See that all notices are duly given in accordance with the provisions of these bylaws and as required by law.

(3)Be custodian of the records and of the seal of the corporation and see that the seal is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws.
(4)Keep a register of the post office address of each shareholder, which shall be furnished to the corporate secretary at his request by such shareholder, and make all proper changes in such register, retaining and filing his authority for all such entries.
(5)See that the books, reports, statements, certificates and all other documents and records required by law are properly kept, filed, and authenticated.
(6)In general, perform all duties incident to the office of corporate secretary and such other duties as may from time to time be assigned to him by the board of directors.
Section H.The Treasurer. The treasurer of the corporation shall:
(1)Give bond for the faithful discharge of his duties if required by the board of directors.
(2)Have the charge and custody of, and be responsible for, all funds and securities of the corporation, and deposit all such funds in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of these bylaws.
(3)At all reasonable times, exhibit his books of account and records, and cause to be exhibited the books of account and records of any corporation a majority of whose stock is owned by the corporation, to any of the directors of the corporation upon application during business hours at the office of this corporation or such other corporation where such books and records are kept.
(4)Render a statement of the conditions of the finances of the corporation at all regular meetings of the board of directors, and a full financial report at the annual meeting of the shareholders, if called upon so to do.
(5)Receive and give receipts for monies due and payable to the corporation from any source whatsoever.
(6)In general, perform all of the duties incident to the office of treasurer and such other duties as may from time to time be assigned to him by the board of directors.
(7)All acts affecting the treasurer’s duties and responsibilities shall be subject to the review and approval of the corporation’s chief financial officer.
Section I.The Controller. The controller of the corporation shall:
(1)Direct the financial closings and the preparation of monthly, quarterly and annual consolidated historical financial statements and reports to executive and operating management.

(2)Direct the preparation of financial reports required by federal, state and local regulatory agencies and the preparation of quarterly and annual financial statements and reports to shareholders, the Securities and Exchange Commission and other interested parties.
(3)Provide primary contact for the corporation’s independent accountants and all of its consolidated domestic and foreign subsidiaries and represent management to the corporation’s domestic and international independent accountants.
(4)Perform and/or direct technical accounting and financial reporting research and monitor developments in accounting and regulatory standards (e.g., FASB, SEC, EITF, IRS).
(5)Direct the corporation’s domestic and foreign tax planning, preparation and compliance.
(6)In general, perform all of the duties incident to the office of controller and such other duties as may from time to time be assigned by the board of directors.
(7)In case of absence or disability of the controller, the assistant controllers, in the order designated by the chief financial officer, shall perform the duties of controller.
(8)All acts affecting the controller’s duties and responsibilities shall be subject to the review and approval of the corporation’s chief financial officer.
Article 5
Indemnification
Section A.Indemnification of Directors and Officers - General. Certain of the terms used herein are more specifically defined in Section F of this Article Five.
(1)The corporation shall indemnify an individual made a party to a proceeding because he is or was a director or officer of the corporation against liability incurred in connection with a proceeding to the fullest extent permitted by the Indiana Business Corporation Law (the “IBCL”), as the same now exist or may hereafter be amended (but only to the extent any such amendment permits the corporation to provide broader indemnification rights than the IBCL permitted the corporation to provide prior to such amendment).
(2)The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct set forth in the IBCL.
(3)To the extent that a director or officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director or officer of the corporation, the corporation shall indemnify the director or officer against reasonable expenses incurred by him in connection therewith regardless of whether the director or officer has met the standards set forth in the IBCL and without any action or determination under Section D of this Article Five.
Section B.Advancement of Expenses.

(1)The corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:
(a)The director or officer furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct set forth in the IBCL;
(b)The director or officer furnishes the corporation a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Article Five; and
(c)A determination is made that the facts then known to those making the determination would not preclude indemnification under the IBCL.
(2)The undertaking required by paragraph (b) of subsection (1) of this Section B must be an unlimited general obligation of the director or officer but need not be secured and may be accepted without reference to financial ability to make repayment.
Section C.Limitations on Indemnification.
(1)The corporation shall not indemnify a director or officer under Section A of this Article Five unless a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in the IBCL. Such determination shall be made within sixty (60) days of the request for indemnification:
(a)By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;
(b)If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;
(c)By special legal counsel:
(i)Selected by the board of directors or its committee in the manner prescribed in paragraph (a) or (b) of this subsection; or
(ii)If a quorum of the board of directors cannot be obtained under paragraph (a) of this subsection and a committee cannot be designated under paragraph (b) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or
(d)By the shareholders, but the shares owned by or voted under the control of the officers and directors who are at the time parties to the proceeding may not be voted on the determination; provided, however, that following a change of control of the corporation, with respect to all matters thereafter arising out of acts, omissions or events prior to the change of control of the corporation concerning the rights of any person seeking indemnification under this Article Five, such determination shall be made by special legal counsel selected by such person and approved by the board of directors or its committee in the manner described in Section C(1)(c) above (which approval shall not be unreasonably withheld), which counsel has not otherwise performed services (other than in connection with similar matters) within the five (5) years preceding its engagement to render such opinion for such person or for the corporation or any affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of the corporation (whether or not they were affiliates when services were so performed) (“Independent Counsel”). Unless such person has theretofore selected Independent Counsel pursuant to this Section C and such Independent Counsel has been approved by the corporation, legal counsel approved by a resolution or resolutions of the board of directors of the corporation prior to a change of control of the corporation shall be deemed to have been approved by the corporation as required. Such Independent Counsel shall determine as promptly as practicable whether and to what extent such person would be permitted to be indemnified under applicable law and shall render its written opinion to the corporation and such person to such effect. In making a determination under this Section C, the special legal counsel and Independent Counsel referred to above shall determine that indemnification is permissible unless clearly precluded by this Article Five or the applicable provisions of the IBCL. The corporation agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such Independent Counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Article Five or its engagement pursuant hereto.
(2)Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made as set forth in paragraph (a) above, except that if the determination is made by special legal counsel (pursuant to Section C(1)(c) above), authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Section C(1)(c) above to select counsel.
(3)Indemnification under this Article Five in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.
Section D.Enforceability. The provisions of this Article Five shall be applicable to all proceedings commenced after its adoption, whether such arise out of events, acts, omissions or circumstances which occurred or existed prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. This Article Five shall be deemed to grant each person who is entitled to indemnification hereunder rights against the corporation to enforce the provisions of this Article Five, and any repeal or other modification of this Article Five or any repeal or modification of the IBCL or any other applicable law shall not limit any rights of indemnification then existing or arising out of events, acts, omissions, circumstances occurring or existing prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce this Article Five with regard to acts, omissions, events or circumstances occurring or existing prior to such repeal or modification.

Section E.Severability. If this Article Five or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to liabilities incurred in connection with any proceeding, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article Five that shall not have been invalidated and to the full extent permitted by the Articles and by applicable law.
Section F.Definitions.

As used in this Article, the term:

(1)“Change of control,” for purposes of this Article Five, means (a) an acquisition by any person of 30 percent (30%) or more of the corporation’s voting shares; (b) a merger in which the shareholders of the corporation before the merger own 50 percent (50%) or less of the corporation’s (or the ultimate parent corporation’s) voting shares after the merger; (c) shareholder approval of a plan of liquidation or to sell or dispose of substantially all of the assets of the corporation; and (d) if, during any two-(2) year period, directors at the beginning of the period (and any new directors nominated by a majority of the directors at the beginning of such period) fail to constitute a majority of the board of directors. Notwithstanding the foregoing, a change of control shall not be deemed to occur solely because 30 percent (30%) or more of the then outstanding voting securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the corporation or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of this corporation in the same proportion as their ownership of shares in this corporation immediately prior to such acquisition.
(2)“Corporation” includes Ball Corporation and any domestic or foreign predecessor entity of the corporation or a corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.
(3)“Director” means an individual who is or was a director of the corporation or an individual who, while a director of the corporation, is or was serving at the corporation’s request as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.
(4)“Expenses” include attorneys’ fees.
(5)“Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.
(6)“Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7)“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, except for a proceeding (or part thereof) initiated by a person against the corporation or any director, officer, employee or agent thereof (other than to enforce his rights under this Article Five) and not consented to by the corporation.
Article 6
Corporate Seal

The corporate seal of the corporation shall be a round, metal disc with the words “Ball Corporation” around the outer margin thereof, and the words “Corporate Seal,” in the center thereof, so mounted that it may be used to impress words in raised letters upon paper.

Article 7
Amendment

These bylaws may be altered, added to, amended, or repealed by the board of directors of the corporation at any regular or special meeting thereof or by the majority of the outstanding shares of stock entitled to vote generally in the election of directors.

Article 8
Adjudication of Certain Disputes
Section A.Forum for Adjudication of Certain Disputes. Consistent with the Indiana Business Corporation Law (the “IBCL”), unless the corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the circuit or superior courts of the State of Indiana shall be the sole and exclusive forum for (a) any derivative action brought on behalf of, or in the name of the corporation; (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or any of the corporation’s constituents identified in Chapter 35 of the IBCL (IC 23-l-35-l(d)); (c) any action asserting a claim arising under any provision of the IBCL, the corporation’s Amended Articles of Incorporation and any amendment or amendments thereof, or these bylaws; or (d) any actions otherwise relating to the internal affairs of the corporation; provided, however, that, in the event that the circuit or superior courts of the State of Indiana lack subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be a federal court located within the State of Indiana, in each such case, unless a circuit or superior court of the State of Indiana (or federal court located within the State of Indiana, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 8. The existence of any prior Alternative Forum Consent shall not act as a waiver of the corporation’s ongoing consent right as set forth above in this Section A of Article 8 with respect to any current or future actions or claims.
Section B.Consent to Jurisdiction and Service. If any action the subject matter of which is within the scope of Section A of this Article 8 is filed in a court other than a court located within the State of Indiana (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Indiana in connection with any action brought in such court to enforce Section A of this Article 8 (an “FSC Enforcement Action”) and (b) having service of process made upon such shareholder in any such FSC Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.